SOUTHWEST AIRLINES REPORTS FOURTH QUARTER PROFIT AND FULL YEAR RESULTS

DALLAS, TEXAS - January 27, 2022 - Southwest Airlines Co. (NYSE: LUV) (the “Company”) today reported its fourth quarter and full year 2021 financial results:

•Fourth quarter net income of $68 million, or $0.11 per diluted share
•Excluding special items1, fourth quarter net income of $85 million, or $0.14 per diluted share
•Full year net income of $977 million, or $1.61 per diluted share, driven by a $2.7 billion offset of salaries, wages, and benefits expenses related to the receipt of Payroll Support Program (PSP) proceeds under the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021
•Excluding special items, full year net loss of $1.3 billion, or $2.15 loss per diluted share
•Ended 2021 with liquidity2 of $16.5 billion, well in excess of debt outstanding of $10.7 billion

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "We ended 2021 on a high note with our first quarterly profit, excluding special items, since fourth quarter 2019 before the COVID-19 pandemic began. Leisure travel demand was strong, particularly during the holidays, and business revenues continued to recover compared with 2019 levels. We also generated incremental revenue from our new co-brand credit card agreement secured in December 2021 with Chase Bank USA, N.A. Our fourth quarter 2021 cost performance was in line with expectations, which included hiring thousands of new Employees. While we continue to manage through an incredibly challenging operating environment, we made much progress in our recovery in 2021 and are well-positioned for future growth with our industry-leading balance sheet.

"We celebrated our 50th anniversary in 2021, opened 14 new airports, returned the Boeing 737 MAX (MAX) back into service, completed our launch of industry-standard corporate bookings through multiple Global Distribution System (GDS) platforms, and implemented a new maintenance record-keeping system—to name just a few major accomplishments despite the pandemic. Our Employees' resilience, teamwork, and care for Customers and one another has been a marvel to watch. Southwest was, once again, named to FORTUNE’s 2021 list of the World’s Most Admired Companies—a testament to our People—and I am pleased we were able to accrue $230 million of profitsharing in 2021 for their benefit.

"On February 1st, Bob Jordan will become the 6th CEO of Southwest. Since our announcement last June, Bob has been hard at work on the transition and is well-prepared to take on this important role. I have the utmost confidence in Bob, our Leadership Team, and the People of Southwest to lead the Company forward and execute a solid strategy. I am supremely honored and privileged to have served Southwest as CEO for 18 years, and I look forward to continuing to be a part of the Team as Executive Chairman."

Bob Jordan, Executive Vice President and Incoming Chief Executive Officer, stated, "Despite our fourth quarter profit, we had a challenging start to 2022 as we continue to recover from the pandemic. While we made significant progress in 2021, the Omicron variant has delayed the demand improvement we were previously expecting in early 2022. With COVID-19 cases trending downward, the worst appears to be behind us, and we are optimistic about current bookings and revenue trends for March 2022.

"We are experiencing higher unit cost inflation in 2022 as we continue to navigate the pandemic. The Omicron variant significantly impacted our available staffing beginning in early January 2022, and we temporarily extended incentive pay for Operations Employees through early February 2022, as we strive to maintain sufficient available staffing and minimize flight cancellations. Over the last two weeks we have returned to solid operational performance like we experienced over the holidays in fourth quarter 2021. We met our 2021 hiring goals, and we are planning to add at least 8,000 Employees this year. We are making additional investments to attract and retain talent, including our recent decision to further raise our starting hourly pay rates from $15 per hour to $17 per hour. We are currently in discussions with our workgroups to enact this increase in pay rates. Additionally, we are further moderating our first half 2022 capacity plans to provide additional buffer to the operation. Based on current plans, first quarter 2022 operating expenses per available seat mile (CASM, or unit costs), excluding fuel and oil expense, special items, and profitsharing, is expected to represent a peak, and our plans call for unit costs to ease from there into 2023.

"With the Omicron variant and weather impacting our results, we expect losses in January and February and a return to profitability in March 2022. Based on our current plan, while we no longer expect to be profitable in first quarter, we expect to be profitable for the remaining three quarters of this year, and for full year 2022. As demand for air travel recovers, we intend to substantially grow available seat miles (ASMs, or capacity) to restore the majority of our route network by the end of 2023. We remain laser focused on addressing staffing and cost challenges, and we are working urgently to return to historic productivity levels by the end of 2023, which, combined with planned ASM growth, we believe should enable a decrease in full year 2023 CASM, excluding fuel and oil expense, special items, and profitsharing, compared with full year 2022.

“Looking ahead, I am optimistic about our future. We have a solid strategy and intend to reinforce and build upon the core strengths of Southwest with several initiatives that we expect to create value and deliver significant financial benefits. In addition, we have made great progress in the areas of diversity, equity, and inclusion, as well as environmental sustainability, and we remain steadfast in our focus on these important areas with tangible goals. We have the best Employees and Leadership Team in the industry. I add my thanks and appreciation to our People for persevering when times are difficult and for never giving up on each other or Southwest. I am honored to serve them, our Customers, and our Shareholders, and I appreciate the support of Gary and the Board of Directors as I begin my new role as CEO.”

Notable 2021 announcements and accomplishments include:
•Launched service to 14 airports: Chicago O'Hare International Airport; Sarasota Bradenton International Airport; Colorado Springs Municipal Airport; Savannah/Hilton Head International Airport; Houston's George Bush Intercontinental Airport; Santa Barbara Airport; Fresno Yosemite International Airport; Destin-Fort Walton Beach Airport; Myrtle Beach International Airport; Bozeman Yellowstone International Airport; Jackson-Medgar Wiley Evers International Airport in Mississippi; Eugene Airport in Oregon; Bellingham International Airport in Washington; and Syracuse Hancock International Airport
•Launched full-participation in Sabre's GDS platform on July 26, 2021, achieving the Company's goal of enabling industry-standard corporate bookings through multiple GDS platforms, also including Amadeus and Travelport's multiple platforms (Apollo, Worldspan, and Galileo)
•Received numerous awards and recognitions, including:
◦Named to FORTUNE's list of World's Most Admired Companies for 2021; ranked #14
◦Named among the highest ranking carriers for customer satisfaction in the J.D. Power 2021 North American Satisfaction StudySM; ranked #2
◦Named the top domestic airline for customer service by the 2021 Elliot Readers' Choice Customer Service Awards

◦Named a Top 100 Company by BetterInvesting Magazine
◦Named to Glassdoor's Best Places to Work list for the 12th consecutive year
◦Named a Best Employer for Women 2021 by Forbes
◦Named as one of MilitaryTimes Best for Vets: Employers 2021
◦Named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN's 2021 Disability Equality Index
◦Named as A Best Place to Work for LGBTQ Equality in 2021 from the Human Rights Campaign Foundation
◦Named one of America's Most Trusted Travel & Hospitality Brands by Morning Consult; ranked #3
◦Named Domestic Carrier of the Year by the Airforwarders Association for the 12th consecutive year
◦Ranked #1 for Most Reliable Airline and #4 for Best Airline by WalletHub
•Environmental, Social, and Governance (ESG):
◦Announced long-term goal to be carbon neutral by 2050
◦Established a plan of action to reduce Southwest's carbon emissions intensity by at least 20 percent by 2030 and maintain carbon neutral growth every year through the end of the decade
◦Announced multiple offtake agreements and memoranda of understanding with sustainable aviation fuel producers
◦Partnered with ChoooseTM and Customers to offset Southwest's carbon emissions by providing the first U.S.-based airline carbon offset offer with loyalty points and for every dollar contributed toward offsetting Southwest's carbon emissions, Southwest will match the contribution3
◦Committed $10 million to Yale University's Center for Natural Carbon Capture to research technological advancements and find new solutions to reduce net greenhouse gas emissions
◦Joined the Aviation Climate Taskforce, a new nonprofit founded with a goal to tackle the challenges of reducing carbon emissions in aviation
◦Published a Human Rights Policy which formalizes Southwest's longstanding support of human rights principles

◦Outlined the next steps in Southwest's Continued Commitment to increase racial and gender diversity in Southwest Leadership
◦Assisted with humanitarian efforts to relocate Afghanistan refugees, operating 93 domestic charter flights carrying more than 11,000 People across the United States
◦Awarded $110,000 to students through the Southwest Airlines® Scholarship Program, continuing Southwest's focus on providing more equitable education opportunities to college-bound students while promoting diverse academic pathways, and ultimately inspiring future generations to pursue careers within the airline industry
◦Expanded citizenship reporting in the Southwest Airlines One Report by aligning with the Sustainability Accounting Standards Board (SASB) and United Nations Sustainable Development Goals (UNSDG) reporting frameworks, in addition to the Global Reporting Initiatives (GRI) Standards

Guidance and Outlook
The following tables present updated selected financial guidance for first quarter and full year 2022:

	1Q 2022 Estimation	Previous estimation
Operating revenue compared with 2019 (a)	Down 10% to 15%	(e)
Load factor	75% to 80%	(e)
ASMs compared with 2019	Down ~9%	Down ~6%
Economic fuel costs per gallon[4]	$2.25 to $2.35	$2.05 to $2.15
Fuel hedging premium expense per gallon	$0.06	(f)
Fuel hedging cash settlement gains per gallon	$0.35	$0.13
ASMs per gallon (fuel efficiency)	Nominally in line with 4Q21	(e)
CASM-X (b) compared with 2019[5]	Up 20% to 24%	Up 10% to 14%
Debt repayments (millions)	~$60	(f)
Interest expense (millions)	~$90	~$110
Aircraft (c)	725	727

	2022 Estimation	Previous estimation
ASMs compared with 2019	Down ~4%	Down 3% to Up 2%
Economic fuel costs per gallon[4]	$2.25 to $2.35	$2.05 to $2.15
Fuel hedging premium expense per gallon	$0.05	(f)
Fuel hedging cash settlement gains per gallon	$0.28	$0.10
CASM-X (b) compared with 2019[5]	Up 12% to 16%	Up 8% to 12%
Debt repayments (millions)	~$455	(f)
Interest expense (millions)	~$360	~$440
Aircraft (c)	814	(f)
Effective tax rate	23% to 25%	(e)
Capital spending (billions) (d)	~$5.0	(f)
(a) The Company believes that operating revenues compared with 2019 is a more relevant measure of performance than a year-over-year comparison due to the significant impacts in 2021 due to the pandemic.
(b) Operating expenses per available seat mile, excluding fuel and oil expense, profitsharing, and special items.
(c) Aircraft on property, end of period; net of 6 and 28 retirements planned in 1Q 2022 and full year 2022, respectively. Two aircraft originally planned for delivery in first quarter 2022 have shifted into the Company’s second quarter 2022 planned delivery schedule. Reflects five options exercised on January 1, 2022, for delivery in 2022, and the assumption that the Company exercises all 37 remaining 2022 options. The delivery schedule for the Boeing 737-7 (-7) is dependent on the Federal Aviation Administration ("FAA") issuing required certifications and approvals to The Boeing Company (Boeing) and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(d) Represents current contractual payments to Boeing for firm aircraft and the assumptions that the Company exercises all 37 remaining 2022 options, in addition to ~$900 million non-aircraft capital spending. Excluding any further option exercises in 2022, the Company's 2022 capital spending would be ~$3.0 billion, also including ~$900 million in non-aircraft capital spending.
(e) No previous estimation provided.
(f) Remains unchanged from previously provided estimation.

Revenue Results and Outlook
The Company's fourth quarter 2021 operating revenues increased 150.9 percent, year-over-year, to $5.1 billion, but decreased 11.8 percent compared with fourth quarter 2019 due to the impact of the pandemic. Fourth quarter 2021 operating revenues per available seat mile (RASM, or unit revenues) was 13.77 cents, a decrease of 3.8 percent, driven primarily by a passenger revenue yield decrease of 4.1 percent and a load factor decrease of 2.1 points, compared with fourth quarter 2019.

The Company's October 2021 operating revenues included a negative impact of approximately $75 million as a result of flight cancellations from operational challenges and related Customer refunds and gestures of goodwill. This negative impact to October 2021 operating revenues was substantially offset by an improvement in bookings and revenue trends compared with August and September 2021, which was the time period most negatively impacted by the Delta variant. The Company ended the year with a solid revenue performance driven primarily by strong leisure demand and fares during the November and December 2021 holiday period, as well as incremental revenue generated from the Company's new co-brand credit card agreement secured in December 2021 with Chase Bank USA, N.A. Fourth quarter 2021 represented the Company's best quarterly revenue performance since the pandemic began, with operating revenues performing in line with the Company's most recent expectations. The lingering effects from the Delta variant resulted in a fourth quarter 2021 negative operating revenue impact of approximately $60 million, and the initial impact attributable to the Omicron variant resulted in a negative operating revenue impact of approximately $30 million. Combined, this $90 million negative operating revenue impact was slightly less than the Company's previous estimate of $100 million related to COVID-19 waves in fourth quarter 2021. December 2021 managed business revenues declined 50 percent compared with December 2019, outperforming the Company's previous expectation of down 55 percent to 60 percent versus December 2019 levels, driven by increased passengers and stronger fares.

Following strong travel demand during the holiday period, the Company is experiencing a revenue headwind in first quarter 2022 due to a softness in bookings and an increase in trip cancellations associated with the Omicron variant. January and February are seasonally weaker time periods for leisure travel demand, but further softness in leisure bookings related to the Omicron variant, combined with lower than expected business travel demand, is estimated to reduce operating revenues in January and February 2022 by $330 million, combined. The Company has canceled more than 5,600 flights, thus far, in January 2022, with the majority attributable to available staffing challenges as a result of the Omicron variant, as well as weather-related cancellations, driving an estimated $50 million negative impact to January 2022 operating revenues. First quarter 2022 managed business revenues are expected to be down 45 percent to 55 percent versus first quarter 2019 levels. The Company remains optimistic about the return of business travel demand in 2022 based on the momentum experienced in fourth quarter 2021 before the impact of the Omicron variant. The Company is also encouraged by recent improvements in booking trends, especially for March 2022, and current revenue trends for spring break travel appear to be in line with typical seasonal expectations.

Full year 2021 total operating revenues increased 74.5 percent, year-over-year, to $15.8 billion, but decreased 29.6 percent compared with 2019 due to the impact of the pandemic. Full year 2021 RASM was 11.96 cents, a decrease of 16.1 percent, primarily due to a passenger revenue yield decrease of 14.2 percent and a load factor decrease of 5.0 points, compared with 2019.

Cost Performance and Outlook
Fourth quarter 2021 operating expenses increased 52.6 percent, year-over-year, to $4.9 billion, but decreased 4.1 percent compared with fourth quarter 2019. Excluding special items, fourth quarter 2021 operating expenses increased 51.1 percent, year-over-year, to $4.8 billion, but decreased 4.4 percent compared with fourth quarter 2019. Fourth quarter 2021 CASM increased 4.6 percent, compared with fourth quarter 2019. Excluding special items, fourth quarter 2021 CASM increased 4.3 percent, compared with fourth quarter 2019.

The following table presents economic fuel costs per gallon1, including the impact of fuel hedging premium expense and fuel derivative contracts, for fourth quarter and full year 2021 and the corresponding prior year periods:

	Fourth Quarter		Full Year
	2021	2020	2021	2020
Economic fuel costs per gallon	$2.25	$1.25	$2.01	$1.49
Fuel hedging premium expense	$25 million	$24 million	$100 million	$98 million
Fuel hedging premium expense per gallon	$0.05	$0.08	$0.06	$0.08
Fuel hedging cash settlement gains per gallon	$0.13	—	$0.05	—

As of January 20, 2022, the fair market value of the Company's fuel derivative contracts settling in first quarter 2022 was an asset of approximately $155 million and an asset of approximately $450 million for those settling over the remainder of 2022. In addition, the fair market value of fuel derivative contracts settling in 2023 and beyond was an asset of approximately $403 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

The Company's fourth quarter 2021 fuel efficiency declined 4.2 percent, year-over-year, due to the removal from storage and return to service of more of the Company's least fuel-efficient aircraft, the Boeing 737-700 (-700), to support sequentially increasing flight schedules. When compared with fourth quarter 2019, fuel efficiency improved 3.8 percent in fourth quarter 2021 due to the March 2021 return to service of the Company's most fuel-efficient aircraft, the MAX. The MAX remains critical to the Company's efforts to modernize its fleet, reduce carbon emissions intensity, and achieve its near-term environmental sustainability goals.

Excluding fuel and oil expense, fourth quarter 2021 operating expenses increased 34.1 percent year-over-year, and decreased 3.8 percent, compared with fourth quarter 2019. The Company accrued $43 million of profitsharing expense in fourth quarter 2021, for a total of $230 million in 2021, compared with no profitsharing in 2020. Excluding fuel and oil expense, special items, and profitsharing, fourth quarter 2021 operating expenses increased 32.0 percent, year-over-year, and increased 1.5 percent compared with fourth quarter 2019. Fourth quarter 2021 CASM, excluding fuel and oil expense, special items, and profitsharing, decreased 14.5 percent, year-over-year, driven primarily by an increase in capacity, and increased 10.6 percent compared with fourth quarter 2019, which was in line with the Company's expectation. The primary drivers of the 10.6 percent unit cost increase, compared with fourth quarter 2019, were investments in the operation to bolster staffing, vaccination incentive pay, inflation in labor rates and airport costs, and other cost inflation related to lower productivity levels.

Based on current cost trends and recently reduced capacity plans, first quarter 2022 operating expenses, excluding fuel and oil expense, special items, and profitsharing, are expected to increase in the range of 20 percent to 24 percent on a unit basis5 as compared with first quarter 2019, an increase from the Company's previous guidance of 10 percent to 14 percent. The Company continues to experience cost pressure due to inflation in labor rates and airport costs, as well as unit cost headwinds from operating at suboptimal productivity levels. Additionally, the Company has temporarily extended incentive pay to its Operations Employees through early February 2022, which is expected to result in an additional $150 million of salaries, wages, and benefits expense in first quarter 2022. Furthermore, the Company is reducing its first quarter 2022 capacity to provide additional stability during this challenging environment. Compared with the Company's previous first quarter 2022 unit cost guidance, excluding fuel and oil expense, special items, and profitsharing, approximately half of the estimated unit cost increase is attributable to the temporary incentive pay offered to Operations Employees, and the remaining half is driven by reduced capacity.

The Company now expects its first quarter and full year 2022 interest expense to be $90 million and $360 million, respectively, a decrease from its previous expectation of $110 million and $440 million, respectively, due to the Company’s adoption of a new accounting standard related to convertible debt. Effective January 1, 2022, the Company adopted Accounting Standards Update (ASU) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. As a result of this new standard, the Company will no longer record amortization of the debt discount associated with its convertible notes to interest expense.

Full year 2021 operating expenses increased 9.4 percent to $14.1 billion, and decreased 14.2 percent on a unit basis, both year-over-year. Compared with 2019, full year 2021 operating expenses decreased 27.7 percent, and decreased 13.9 percent on a unit basis. Excluding fuel and oil expense, special items, and profitsharing, full year 2021 operating expenses increased 10.7 percent, and decreased 13.3 percent on a unit basis, both year-over-year. Compared with 2019, operating expenses, excluding fuel and oil expense, special items, and profitsharing, decreased 6.8 percent, and increased 11.1 percent on a unit basis. The Company realized approximately $1.1 billion of full year 2021 cost savings from voluntary separation and extended leave programs compared with full year 2019, and expects no material cost savings from these programs in 2022 and beyond.

Fleet and Capacity
The Company ended 2021 with 728 Boeing 737 aircraft, including 69 Boeing 737-8 (-8) aircraft. During 2021, the Company retired eight owned -700 aircraft, which were accelerated from 2022 into fourth quarter 2021, and returned 10 leased -700 aircraft, of which one occurred during fourth quarter 2021. In addition, the Company took delivery of 28 -8 aircraft during 2021. As of December 31, 2021, six -700 aircraft remained in temporary storage due to fourth quarter 2021 and first quarter 2022 capacity remaining below respective 2019 levels.

During fourth quarter 2021, the Company exercised 22 -7 options for delivery in 2023, and on January 1, 2022, the Company exercised another 12 Boeing options—five -8 options for delivery in 2022 and seven -7 options for delivery in 2023. Including the options exercised on January 1, 2022, the Company's order book with Boeing contains 406 MAX firm orders (271 -7 and 135 -8) and 226 MAX options (-7 or -8) for years 2022 through 2031. The Company continues to expect that more than half of the MAX aircraft in its firm order book will replace a significant amount of its 452 -700 aircraft over the next 10 to 15 years to support the modernization of its fleet, a key cost initiative and component of its environmental sustainability efforts. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company's fourth quarter 2021 capacity increased 54.4 percent, year-over-year, but decreased 8.3 percent compared with fourth quarter 2019. Full year 2021 capacity increased 27.6 percent, year-over-year, but decreased 16.1 percent compared with full year 2019. While the Company's flight schedule is published for sale through September 5, 2022, the Company is in the process of adjusting its published flight schedules for March through May 2022 in light of recent staffing challenges due to the Omicron variant. The Company will continue to monitor staffing trends, along with booking and cancellation trends, and adjust capacity, as needed. As such, the Company's actual flown capacity may differ from currently published flight schedules or current guidance.

Liquidity and Capital Deployment
As of December 31, 2021, the Company had approximately $15.5 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion. The Company continues to have unencumbered assets with an estimated value of more than $11.0 billion, including aircraft value estimated in the range of $9.0 billion to $9.5 billion, and approximately $2.0 billion in non-aircraft assets such as spare engines, ground equipment, and real estate. In addition, the Company has significant value from its Rapid Rewards® loyalty program. As of January 25, 2022, the Company had cash and short-term investments of approximately $15.3 billion.

Full year 2021 cash provided by operations was $2.3 billion, driven primarily by PSP proceeds of $2.7 billion. Full year 2021 capital expenditures were $505 million, in line with the Company's expectations, driven primarily by technology, facilities, and operational investments, as well as aircraft-related capital expenditures. The Company continues to estimate its 2022 capital spending to be approximately $5.0 billion, including approximately $900 million in non-aircraft capital spending. This includes five 2022 -8 options exercised on January 1, 2022, and assumes the Company exercises all 37 remaining 2022 options6. Fleet and other capital investment plans are expected to evolve as the Company continues to manage through the pandemic, and the Company intends to continue evaluating the exercise of its remaining 37 MAX options for 2022 as decision deadlines occur.

As of December 31, 2021, the Company had current and non-current debt obligations that totaled $10.7 billion. The Company repaid approximately $607 million in debt and finance lease obligations during fourth quarter 2021, including the prepayment of $392 million in aircraft secured term loans and the extinguishment of $124 million in principal of its convertible notes for a cash payment of $172 million. As of December 31, 2021, the Company was in a net cash position7 of $4.8 billion, and its adjusted debt8 to invested capital (leverage) was 54 percent.

Conference Call
The Company will discuss its fourth quarter and full year 2021 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (also referred to as "excluding special items").
2Includes approximately $15.5 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion.
3Taxes and fees will not be matched by Southwest or earn points. Southwest's contribution may be used to purchase offsets for Southwest from any carbon offset project of Southwest’s choice. Rapid Rewards® Members can earn 10 Rapid Rewards bonus points per dollar contributed towards the purchase of offsets for Southwest up to a maximum of 500 Rapid Rewards bonus points per month. Points will only be awarded to the Rapid Rewards Member’s Rapid Rewards account number entered at the time of the carbon offset transaction. Terms and conditions apply.
4Based on the Company's existing fuel derivative contracts and market prices as of January 20, 2022, both first quarter and full year 2022 economic fuel costs per gallon are estimated to be in the range of $2.25 to $2.35. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
5Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
6Excluding any further exercises in 2022, the Company's 2022 capital expenditures would be approximately $3.0 billion, also including approximately $900 million in non-aircraft capital spending.
7Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
8Adjusted debt is calculated as short-term and long-term debt including the net present value of aircraft rentals related to operating leases.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s growth plans and opportunities; (ii) the Company's expectations with respect to its progress in 2022 towards pandemic recovery and the future impacts of the pandemic; (iii) the Company’s expectations with respect to investments in the Company’s operations and People, including the Company’s hiring plans and associated goals with respect to operational efficiency, stability, and reliability; (iv) the Company's plans and expectations with respect to capacity and capacity adjustments, including factors and assumptions underlying the Company’s expectations and projections; (v) the Company's financial and operational outlook, goals, plans, expectations, and projected results of operations, including factors and assumptions underlying the Company's expectations and projections; (vi) the Company’s network plans and expectations; (vii) the Company’s initiatives and related expectations regarding value creation and financial benefits; (viii) the Company’s plans and expectations with respect to load factor; (ix) the Company's expectations with respect to its emissions goals, fuel costs, fuel efficiency, hedging gains, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (x) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company’s expectations and projections; (xi) the Company's plans and expectations regarding its fleet and fleet delivery schedule, including factors and assumptions underlying the Company's plans and expectations; and (xii) the Company’s expectations regarding passenger demand, revenue trends, and bookings, including with respect to managed business revenues. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) any negative developments related to the COVID-19 pandemic, including, for example, with respect to the duration, spread, severity, or any recurrence of the COVID-19 pandemic or any new variant strains of the underlying virus; the effectiveness, availability, and usage of COVID-19 vaccines; the impact of government mandates, directives, orders, regulations, and other governmental actions related to COVID-19 on the Company’s business plans and its ability to retain key Employees; the extent of the impact of COVID-19 on overall demand for air travel and the Company's related business plans and decisions; and the impact of the COVID-19 pandemic on the Company's access to capital; (ii) the Company's dependence on its workforce, including its ability to employ sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (iii) the impact of labor matters on the Company’s business decisions, plans, and strategies; (iv) the impact of fears or actual outbreaks of other diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, fears of terrorism or war, socio-demographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (v) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vi) the Company's dependence on Boeing with respect to the Company's fleet plans, operations, strategies, and goals; (vii) the impact of governmental regulations and other governmental actions on the Company’s business plans and operations; (viii) the Company's dependence on other third parties, in particular with respect to its fuel supply and environmental sustainability initiatives, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (ix) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (x) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing MAX 7 aircraft; and (xi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2021	2020	Percent Change	2021	2020	Percent Change
OPERATING REVENUES:
Passenger	$4,557	$1,663	174.0	$14,066	$7,665	83.5
Freight	47	43	9.3	187	161	16.1
Other	447	307	45.6	1,537	1,222	25.8
Total operating revenues	5,051	2,013	150.9	15,790	9,048	74.5

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	2,225	1,566	42.1	7,743	6,811	13.7
Payroll support and voluntary Employee programs, net	3	(34)	n.m.	(2,960)	(967)	206.1
Fuel and oil	1,049	343	205.8	3,310	1,849	79.0
Maintenance materials and repairs	208	153	35.9	854	750	13.9
Landing fees and airport rentals	364	318	14.5	1,456	1,240	17.4
Depreciation and amortization	323	316	2.2	1,272	1,255	1.4
Other operating expenses	684	520	31.5	2,394	1,926	24.3
Total operating expenses, net	4,856	3,182	52.6	14,069	12,864	9.4

OPERATING INCOME (LOSS)	195	(1,169)	n.m.	1,721	(3,816)	n.m.

OTHER EXPENSES (INCOME):
Interest expense	123	113	8.8	467	349	33.8
Capitalized interest	(9)	(12)	(25.0)	(36)	(35)	2.9
Interest income	(7)	(2)	250.0	(13)	(32)	(59.4)
Other (gains) losses, net	10	63	(84.1)	(22)	158	n.m.
Total other expenses (income)	117	162	(27.8)	396	440	(10.0)

INCOME (LOSS) BEFORE INCOME TAXES	78	(1,331)	n.m.	1,325	(4,256)	n.m.
PROVISION (BENEFIT) FOR INCOME TAXES	10	(423)	n.m.	348	(1,182)	n.m.
NET INCOME (LOSS)	$68	$(908)	n.m.	$977	$(3,074)	n.m.

NET INCOME (LOSS) PER SHARE:
Basic	$0.11	$(1.54)	n.m.	$1.65	$(5.44)	n.m.
Diluted	$0.11	$(1.54)	n.m.	$1.61	$(5.44)	n.m.

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	592	590	0.3	592	565	4.8
Diluted	603	590	2.2	609	565	7.8

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts) (unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2021	2020	Percent Change	2021	2020	Percent Change
Fuel and oil expense, unhedged	$1,086	$339		$3,350	$1,810
Add: Premium cost of fuel contracts designated as hedges	14	13		57	64
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(51)	(9)		(97)	(25)
Fuel and oil expense, as reported	$1,049	$343		$3,310	$1,849
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	(11)	9		8	25
Add: Premium cost of fuel contracts not designated as hedges	11	11		43	34
Fuel and oil expense, excluding special items (economic)	$1,049	$363	189.0	$3,361	$1,908	76.2

Total operating expenses, net, as reported	$4,856	$3,182		$14,069	$12,864
Add (Deduct): Payroll support and voluntary Employee programs, net	(3)	34		2,960	967
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	(11)	9		8	25
Add: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	1	—		3	—
Add: Premium cost of fuel contracts not designated as hedges	11	11		43	34
Add: Gain from aircraft sale-leaseback transactions	—	—		—	222
Deduct: Impairment of long-lived assets	(12)	(32)		(12)	(32)
Total operating expenses, excluding special items	$4,842	$3,204	51.1	$17,071	$14,080	21.2
Deduct: Fuel and oil expense, excluding special items (economic)	(1,049)	(363)		(3,361)	(1,908)
Operating expenses, excluding Fuel and oil expense and special items	$3,793	$2,841	33.5	$13,710	$12,172	12.6
Deduct: Profitsharing expense	(43)	—		(230)	—
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$3,750	$2,841	32.0	$13,480	$12,172	10.7

Operating income (loss), as reported	$195	$(1,169)		$1,721	$(3,816)
Add (Deduct): Payroll support and voluntary Employee programs, net	3	(34)		(2,960)	(967)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	11	(9)		(8)	(25)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(1)	—		(3)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	(11)		(43)	(34)
Deduct: Gain from aircraft sale-leaseback transactions	—	—		—	(222)
Add: Impairment of long-lived assets	12	32		12	32
Operating income (loss), excluding special items	$209	$(1,191)	n.m.	$(1,281)	$(5,032)	(74.5)

Other (gains) losses, net, as reported	$10	$63		$(22)	$158
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	1	—		7	(40)
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	(11)		(43)	(34)
Deduct: Mark-to-market impact from interest rate swap agreements	—	—		—	(28)
Deduct: Loss on partial extinguishment of convertible notes	(15)	—		(28)	—
Deduct: Post-retirement curtailment charge	—	(53)		—	(53)
Other (gains) losses, net, excluding special items	$(15)	$(1)	n.m.	$(86)	$3	n.m.

	Three months ended			Year ended
	December 31,			December 31,
	2021	2020	Percent Change	2021	2020	Percent Change
Income (loss) before income taxes, as reported	$78	$(1,331)		$1,325	$(4,256)
Add (Deduct): Payroll support and voluntary Employee programs, net	3	(34)		(2,960)	(967)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	11	(9)		(8)	(25)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(1)	—		(3)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	—		—	(222)
Add: Impairment of long-lived assets	12	32		12	32
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods (a)	(1)	—		(7)	40
Add: Mark-to-market impact from interest rate swap agreements	—	—		—	28
Add: Loss on partial extinguishment of convertible notes	15	—		28	—
Add: Post-retirement curtailment charge	—	53		—	53
Income (loss) before income taxes, excluding special items	$117	$(1,289)	n.m.	$(1,613)	$(5,317)	(69.7)

Provision (benefit) for income taxes, as reported	$10	$(423)		$348	$(1,182)
Add (Deduct): Net income (loss) tax impact of fuel and special items (a)	22	18		(690)	(376)
Deduct: GAAP to Non-GAAP tax rate difference (b)	—	(123)		—	(247)
Provision (benefit) for income taxes, net, excluding special items	$32	$(528)	n.m.	$(342)	$(1,805)	(81.1)

Net income (loss), as reported	$68	$(908)		$977	$(3,074)
Add (Deduct): Payroll support and voluntary Employee programs, net	3	(34)		(2,960)	(967)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	11	(9)		(8)	(25)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(1)	—		(3)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	—		—	(222)
Add: Impairment of long-lived assets	12	32		12	32
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	(1)	—		(7)	40
Add: Mark-to-market impact from interest rate swap agreements	—	—		—	28
Add: Loss on partial extinguishment of convertible notes	15	—		28	—
Add: Post-retirement curtailment charge	—	53		—	53
Add (Deduct): Net income (loss) tax impact of fuel and special items (a)	(22)	(18)		690	376
Add: GAAP to Non-GAAP tax rate difference (b)	—	123		—	247
Net income (loss), excluding special items	$85	$(761)	n.m.	$(1,271)	$(3,512)	(63.8)

Net income (loss) per share, diluted, as reported	$0.11	$(1.54)		$1.61	$(5.44)
Add (Deduct): Impact of special items	0.05	0.09		(4.80)	(1.83)
Add (Deduct): Net impact of net income (loss) above from fuel contracts divided by dilutive shares	0.02	(0.02)		(0.02)	(0.04)
Add (Deduct): Net income (loss) tax impact of special items (a)	(0.04)	(0.03)		1.12	0.66
Add: GAAP to Non-GAAP tax rate difference (b)	—	0.21		—	0.43
Deduct: GAAP to Non-GAAP diluted weighted average shares difference (c)	—	—		(0.06)	—
Net income (loss) per share, diluted, excluding special items	$0.14	$(1.29)	n.m.	$(2.15)	$(6.22)	(65.4)

(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP tax rate differences, primarily due to the PSP proceeds being excluded as a special item, and reflecting the anticipated benefit of carrying back full year 2020 projected net losses to claim tax refunds against previous cash taxes paid relating to tax years 2015 through 2019, some of which were at higher rates than the current year.
(c) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net income position on a GAAP basis versus a Net loss position on a Non-GAAP basis for the year ended December 31, 2021.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,		Percent	December 31,		Percent
	2021	2020	Change	2021	2020	Change
Revenue passengers carried (000s)	29,425	12,466	136.0	99,111	54,088	83.2
Enplaned passengers (000s)	36,017	15,952	125.8	123,264	67,785	81.8
Revenue passenger miles (RPMs) (in millions) (a)	29,713	12,784	132.4	103,562	54,221	91.0
Available seat miles (ASMs) (in millions) (b)	36,690	23,756	54.4	132,006	103,456	27.6
Load factor (c)	81.0%	53.8%	27.2 pts.	78.5%	52.4%	26.1 pts.
Average length of passenger haul (miles)	1,010	1,026	(1.6)	1,045	1,002	4.3
Average aircraft stage length (miles)	782	757	3.3	790	743	6.3
Trips flown	299,481	200,954	49.0	1,066,934	897,540	18.9
Seats flown (000s) (d)	46,409	31,134	49.1	165,580	137,405	20.5
Seats per trip (e)	155.0	154.9	0.1	155.2	153.1	1.4
Average passenger fare	$154.88	$133.38	16.1	$141.92	$141.72	0.1
Passenger revenue yield per RPM (cents) (f)	15.34	13.01	17.9	13.58	14.14	(4.0)
RASM (cents) (g)	13.77	8.48	62.4	11.96	8.75	36.7
PRASM (cents) (h)	12.42	7.00	77.4	10.66	7.41	43.9
CASM (cents) (i)	13.24	13.40	(1.2)	10.66	12.43	(14.2)
CASM, excluding Fuel and oil expense (cents)	10.38	11.95	(13.1)	8.15	10.65	(23.5)
CASM, excluding special items (cents)	13.20	13.49	(2.1)	12.93	13.61	(5.0)
CASM, excluding Fuel and oil expense and special items (cents)	10.34	11.96	(13.5)	10.39	11.77	(11.7)
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	10.22	11.96	(14.5)	10.21	11.77	(13.3)
Fuel costs per gallon, including fuel tax (unhedged)	$2.33	$1.16	100.9	$2.00	$1.42	40.8
Fuel costs per gallon, including fuel tax	$2.25	$1.18	90.7	$1.98	$1.45	36.6
Fuel costs per gallon, including fuel tax (economic)	$2.25	$1.25	80.0	$2.01	$1.49	34.9
Fuel consumed, in gallons (millions)	465	288	61.5	1,668	1,273	31.0
Active fulltime equivalent Employees (j)	55,093	56,537	(2.6)	55,093	56,537	(2.6)
Aircraft at end of period (k)	728	718	1.4	728	718	1.4
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included less than 250 and a total of 10,421 Employees on Extended Emergency Time Off program as of December 31, 2021 and December 31, 2020, respectively.
(k) Included six Boeing 737 Next Generation aircraft in temporary storage as of December 31, 2021. Also included 32 Boeing 737 MAX and 60 Boeing 737 Next Generation aircraft in long-term storage as of December 31, 2020.

Southwest Airlines Co.
Supplemental Information Compared with 2019
(unaudited)

The Company believes certain comparisons with 2019 are more relevant measures of performance than year-over-year comparisons due to the significant impacts in 2020 due to the pandemic. Therefore, the below supplemental information is provided for reference.

As reported
	Three months ended December 31,			Year ended December 31,
(in millions, except per share and unit costs)	2021	2019	Percent Change	2021	2019	Percent Change
Net income	$68	$514	(86.8)	$977	$2,300	(57.5)
Net income per share, diluted	$0.11	$0.98	(88.8)	$1.61	$4.27	(62.3)
Operating revenues	$5,051	$5,729	(11.8)	$15,790	$22,428	(29.6)
Operating expenses	$4,856	$5,064	(4.1)	$14,069	$19,471	(27.7)
Operating expenses, excluding Fuel and oil expense	$3,807	$3,959	(3.8)	$10,759	$15,124	(28.9)
Operating expenses, excluding Fuel and oil expense and profitsharing	$3,764	$3,695	1.9	$10,529	$14,457	(27.2)
RASM (cents)	13.77	14.32	(3.8)	11.96	14.26	(16.1)
Passenger revenue yield per RPM (cents)	15.34	16.00	(4.1)	13.58	15.82	(14.2)
CASM (cents)	13.24	12.66	4.6	10.66	12.38	(13.9)
CASM, excluding Fuel and oil expense and profitsharing (cents)	10.26	9.24	11.0	7.98	9.19	(13.2)
Fuel costs per gallon, including fuel tax	$2.25	$2.09	7.7	$1.98	$2.09	(5.3)
Revenue passengers carried (000s)	29,425	34,299	(14.2)	99,111	134,056	(26.1)
Available seat miles (ASMs)	36,690	40,004	(8.3)	132,006	157,254	(16.1)
Load factor	81.0%	83.1%	(2.1) pts.	78.5%	83.5%	(5.0) pts.

Adjusted for special items
	Three months ended December 31,			Year ended December 31,
(in millions, except per share and unit costs)	2021	2019	Percent Change	2021	2019	Percent Change
Net income (loss)	$85	$514	(83.5)	$(1,271)	$2,300	n.m.
Net income (loss) per share, diluted	$0.14	$0.98	(85.7)	$(2.15)	$4.27	n.m.
Operating revenues	$5,051	$5,729	(11.8)	$15,790	$22,428	(29.6)
Operating expenses	$4,842	$5,064	(4.4)	$17,071	$19,471	(12.3)
Operating expenses, excluding Fuel and oil expense	$3,793	$3,959	(4.2)	$13,710	$15,124	(9.3)
Operating expenses, excluding Fuel and oil expense and profitsharing	$3,750	$3,695	1.5	$13,480	$14,457	(6.8)
RASM (cents)	13.77	14.32	(3.8)	11.96	14.26	(16.1)
Passenger revenue yield per RPM (cents)	15.34	16.00	(4.1)	13.58	15.82	(14.2)
CASM (cents)	13.20	12.66	4.3	12.93	12.38	4.4
CASM, excluding Fuel and oil expense and profitsharing (cents)	10.22	9.24	10.6	10.21	9.19	11.1
Fuel costs per gallon, including fuel tax (economic)	$2.25	$2.09	7.7	$2.01	$2.09	(3.8)
Revenue passengers carried (000s)	29,425	34,299	(14.2)	99,111	134,056	(26.1)
Available seat miles (ASMs)	36,690	40,004	(8.3)	132,006	157,254	(16.1)
Load factor	81.0%	83.1%	(2.1) pts.	78.5%	83.5%	(5.0) pts.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$12,480	$11,063
Short-term investments	3,024	2,271
Accounts and other receivables	1,357	1,130
Inventories of parts and supplies, at cost	537	414
Prepaid expenses and other current assets	638	295
Total current assets	18,036	15,173
Property and equipment, at cost:
Flight equipment	21,226	20,877
Ground property and equipment	6,342	6,083
Deposits on flight equipment purchase contracts	—	305
Assets constructed for others	6	309
	27,574	27,574
Less allowance for depreciation and amortization	12,732	11,743
	14,842	15,831
Goodwill	970	970
Operating lease right-of-use assets	1,590	1,892
Other assets	882	722
	$36,320	$34,588
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,282	$931
Accrued liabilities	1,624	2,259
Current operating lease liabilities	239	306
Air traffic liability	5,566	3,790
Current maturities of long-term debt	453	220
Total current liabilities	9,164	7,506

Long-term debt less current maturities	10,274	10,111
Air traffic liability - noncurrent	2,159	3,343
Deferred income taxes	1,770	1,634
Construction obligation	—	309
Noncurrent operating lease liabilities	1,315	1,562
Other noncurrent liabilities	1,224	1,247
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,224	4,191
Retained earnings	15,774	14,777
Accumulated other comprehensive income (loss)	388	(105)
Treasury stock, at cost	(10,860)	(10,875)
Total stockholders' equity	10,414	8,876
	$36,320	$34,588

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$68	$(908)	$977	$(3,074)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	323	316	1,272	1,255
Impairment of long-lived assets	12	32	12	32
Unrealized/realized (gain) loss on fuel derivative instruments	10	(9)	(15)	15
Deferred income taxes	(62)	(189)	(21)	(716)
Gain on sale-leaseback transactions	—	—	—	(222)
Loss on partial extinguishment of convertible notes	15	—	28	—
Changes in certain assets and liabilities:
Accounts and other receivables	119	(235)	(701)	(294)
Other assets	10	49	75	415
Accounts payable and accrued liabilities	63	295	38	231
Air traffic liability	(512)	39	591	1,623
Other liabilities	172	6	(103)	(306)
Cash collateral received from derivative counterparties	13	7	141	9
Other, net	16	—	28	(95)
Net cash provided by (used in) operating activities	247	(597)	2,322	(1,127)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(180)	(90)	(505)	(515)
Supplier proceeds	—	—	—	428
Proceeds from sale-leaseback transactions	—	—	—	815
Assets constructed for others	(3)	—	(6)	—
Purchases of short-term investments	(1,325)	(1,199)	(5,824)	(5,080)
Proceeds from sales of short-term and other investments	1,325	1,380	5,071	4,336
Net cash provided by (used in) investing activities	(183)	91	(1,264)	(16)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	—	—	2,294
Proceeds from issuance of long-term debt	—	—	—	5,622
Proceeds from term loan credit facility	—	—	—	3,683
Proceeds from revolving credit facility	—	—	—	1,000
Proceeds from convertible notes	—	—	—	2,300
Proceeds from Payroll Support Program loan and warrants	—	—	1,136	1,016
Proceeds from Employee stock plans	12	12	51	48
Repurchase of common stock	—	—	—	(451)
Payments of long-term debt and finance lease obligations	(435)	(543)	(612)	(839)
Payments of term loan credit facility	—	—	—	(3,683)
Payments of revolving credit facility	—	—	—	(1,000)
Payments of cash dividends	—	—	—	(188)
Payments of terminated interest rate derivative instruments	—	(28)	—	(59)
Payments for repurchases and conversions of convertible debt	(172)	—	(293)	—
Capitalized financing items	—	(2)	—	(134)
Other, net	31	21	77	49
Net cash provided by (used in) financing activities	(564)	(540)	359	9,658

NET CHANGE IN CASH AND CASH EQUIVALENTS	(500)	(1,046)	1,417	8,515

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,980	12,109	11,063	2,548

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,480	$11,063	$12,480	$11,063

Southwest Airlines Co.
Fuel Derivative Contracts
As of January 20, 2022

	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	1Q 2022 (c)	Full Year 2022 (d)
$60	$1.80 - $1.90	$1.85 - $1.95
$70	$2.00 - $2.10	$2.05 - $2.15
Current Market (a)	$2.25 - $2.35	$2.25 - $2.35
$90	$2.35 - $2.45	$2.40 - $2.50
$100	$2.45 - $2.55	$2.55 - $2.65
Estimated fuel hedging premium expense per gallon (b)	$0.06	$0.05
Estimated premium costs (b)	$26 million	$96 million

Period	Maximum fuel hedged (gallons in millions) (f)
2022	1,220
2023	769
2024	358

(a) Brent crude oil average market prices as of January 20, 2022, were approximately $87 and $84 per barrel for first quarter 2022 and full year 2022, respectively.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.
(c) Based on the Company's existing fuel derivative contracts and market prices as of January 20, 2022, first quarter 2022 economic fuel costs are estimated to be in the $2.25 to $2.35 per gallon range, including fuel hedging premium expense of approximately $26 million, or $0.06 per gallon, and $0.35 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(d) Based on the Company's existing fuel derivative contracts and market prices as of January 20, 2022, full year 2022 economic fuel costs are estimated to be in the $2.25 to $2.35 per gallon range, including fuel hedging premium expense of approximately $96 million, or $0.05 per gallon, and $0.28 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(e) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate ("WTI") and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of January 20, 2022. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
(f) The Company's gallons that are covered by derivative contracts represent the maximum number of gallons hedged for each respective period, which may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes provided, as market prices and the Company's fuel consumption fluctuates. Based on the Company's available seat mile plans for full year 2022, its maximum percent of estimated fuel consumption covered by fuel derivative contracts is 64 percent. The Company believes that providing the maximum percent of fuel consumption covered by derivative contracts in future years relative to 2019 fuel gallons consumed is a more relevant measure for future coverage, due to uncertainty regarding available seat mile plans in future years. Based on 2019 fuel gallons consumed, the Company's maximum percent of fuel consumption covered by fuel derivative contracts is 37 percent in 2023 and 17 percent in 2024.

Southwest Airlines Co.
737 Delivery Schedule
As of January 27, 2022

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2022	72		5		37	114	(a)
2023	59		—		31	90	(b)
2024	30		—		56	86
2025	30		—		56	86
2026	15		15		40	70
2027	15		15		6	36
2028	15		15		—	30
2029	20		30		—	50
2030	15		45		—	60
2031	—		10		—	10
	271	(c)	135	(d)	226	632

(a) The Company exercised five -8 options for delivery in 2022 on January 1, 2022.
(b) The Company exercised 22 -7 options for delivery in 2023 during fourth quarter 2021, and exercised an additional 7 -7 options for delivery in 2023 on January 1, 2022.
(c) The delivery schedule for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(d) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent filings.
The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:
1.Proceeds related to the Payroll Support programs, which were used to pay a portion of Employee salaries, wages, and benefits;
2.Charges and adjustments to previously accrued amounts related to the Company's extended leave programs;
3.Adjustments for prior period losses reclassified from Accumulated other comprehensive income (loss) ("AOCI") associated with forward-starting interest rate swap agreements that were terminated in prior periods related to twelve -8 aircraft leases;
4.Gains associated with the sale-leaseback of ten Boeing 737-800 aircraft and ten Boeing -8 aircraft to third parties;
5.A noncash impairment charge related to 20 Boeing 737-700 aircraft that were retired during 2020 and eight Boeing 737-700 aircraft that were retired in 2021;

6.Unrealized losses related to twelve forward-starting interest rate swap agreements. During 2020, the interest rate swap agreements, which were related to twelve -8 aircraft leases (with deliveries originally scheduled between June 2020 and September 2020), were de-designated as hedges due to the scheduled delivery range no longer being probable, resulting in the mark-to-market changes being recorded to earnings;
7.Losses associated with the partial extinguishment of the Company's convertible notes; and
8.A post-retirement curtailment charge related to Employees who accepted Voluntary Separation Program 2020 and elected to participate in the Company's retiree medical benefits plan.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net loss per share, diluted, non-GAAP.